Exhibit 2.1

REAL ESTATE SALE CONTRACT

1.                                       PARTIES.  This Real Estate Sale Contract (“Contract” or “Agreement”), dated as of May 24, 2011, is made by 305 BRG-IMICO LLC (f/k/a 305 BRG-Intell LLC), a New York limited liability company (“Seller”), and Government Properties Income Trust, a Maryland real estate investment trust (“Buyer”).

2.                                       PROPERTY.  Seller shall sell to Buyer, and Buyer shall purchase from Seller, at the price and upon the terms and conditions set forth in this Contract:  (a) the parcel of land commonly known as 305 E. 46th Street, New York, NY (Tax Block 1339, Lot 5 in the Borough of Manhattan) and as more particularly described in Exhibit A attached hereto (“Land”); (b) all buildings, structures, fixtures, support systems, accessways, garages, site improvements, signs and other improvements affixed to or located on the Land, excluding fixtures owned by the Tenant (defined below) situated on the Land (collectively, “Building”); (c) all right, title and interest of Seller, if any, in and to alleys, easements, rights-of-way, the land lying in the bed of any street or highway in front of or adjoining the Land to the center line thereof and to any unpaid award for any taking by condemnation or any damage to the Land by reason of a change of grade of any street or highway; (d) the appurtenances and all the estate and rights of Seller in and to the Land and Building which shall include, without limitation, all of the Development Rights (as hereinafter defined) to improve and develop the Land available under the Zoning Resolution (as hereinafter defined) in excess of those utilized by the Building and that accordingly are available for transfer pursuant to the Zoning Resolution, if any; (e) all right, title and interest of Seller, if any, in and to the fixtures and tangible personal property located upon the Land or within the Building, including, without limitation, any and all appliances, furniture, art work, planters, canopies, carpeting, draperies and curtains, tools and supplies, inventories, equipment and other items of personal property attached or appurtenant to the Building and owned by Seller (excluding cash and any software except for software that operates any heating, cooling or other mechanical systems at the property), used in the operation of the Land and the Building; (f) that certain lease by and between Seller, as landlord, and The United Nations (“Tenant”), as tenant, dated as of July 24, 2007, as amended, supplemented or otherwise modified from time to time (“Lease”) and the security deposit thereunder (“Security Deposit”); (g) all right, title and interest of Seller in the contracts listed on Exhibit B (“Service Contracts”), to the extent Buyer elects to assume the same pursuant to the terms of this Contract, and the Brokerage Agreement (defined below), and (h) all right, title and interest of Seller in the licenses, permits, warranties and guarantees and plans and specifications held by Seller in connection with the Property (as defined below).  As used in this Contract, the term (i) “Property” shall mean, collectively, (a) through (h) above, and (ii) “Development Rights” means the rights, including, without limitation, any rights commonly known as “air rights,” as determined in accordance with the Zoning Resolution of the City of New York effective as of December 15, 1961, as amended (the “Zoning Resolution”), which are appurtenant to a zoning lot, to develop the zoning lot by enlarging an existing building or other structure thereon or by erecting a new building or other structure thereon which has a total floor area determined by (i) multiplying the area of the zoning lot by the maximum allowable floor area ratio established for the zoning district or districts in which the zoning lot is located, and (ii) the inclusion of any bonus floor area and other development rights which may become available to a building constructed on the zoning lot through the provision of an amenity or public benefit, either on or off of the zoning lot, in accordance with the applicable provisions of the Zoning Resolution, and

(iii) the further inclusion of any bulk, density and other development rights permitted under the Zoning Resolution and which may be authorized to be developed by the appropriate agency of the City of New York from time to time.

3.                                       PURCHASE PRICE.  The purchase price is $114,050,000 (the “Purchase Price”), which Buyer agrees to pay (i) 10,000,000 in immediately available funds as Earnest Money (together with any interest earned thereon, “Earnest Money”) to be delivered to Stewart Title Insurance Company (the “Escrow Agent”) upon execution hereof and held in accordance with the provisions of paragraph 18 hereof; and (ii) $104,050,000 in immediately available funds at Closing, adjusted at Closing for prorations, closing costs and other agreed expenses, each as provided for herein.  All payments by Buyer hereunder shall be in the form of a wire transfer of immediately available federal funds to an account designated by Seller, or Escrow Agent, as applicable.

4.                                       CLOSING DATE.  Subject to all the provisions of this Contract, the closing of this Contract (“Closing”) shall take place at the offices of counsel to Buyer or Buyer’s lender on May 27, 2011 (“Closing Date”), or prior thereto by mutual consent, and possession shall be delivered to Buyer at Closing; subject, however, to (a) either party’s right to extend the scheduled Closing Date one or more times not to exceed an aggregate extension of more than three (3) Business Days for each party, by giving notice thereof to the other party on or prior to the scheduled Closing Date and (b) extensions of the scheduled Closing Date as expressly permitted elsewhere in this Contract, as same may be adjusted as provided in the foregoing clauses (a) and (b), being TIME OF THE ESSENCE.  For the avoidance of doubt, the Closing Date will be deemed to commence at 12:01 a.m. on the Closing Date.

5.                                       PRORATIONS AND DELINQUENT RENTS.  Seller shall pay all real estate taxes, sewer taxes, water charges and rents levied and assessed against the Property and all installments of special assessments due prior to the Closing Date.  All such taxes and installments of special assessments becoming due and accruing during the calendar year of Closing shall be prorated between Seller and Buyer.  Utilities (except to the extent directly paid by Tenant), payments under the Service Contracts, any rents under the Lease and other customary prorations, if applicable, shall be prorated as of the Closing Date.  To the extent possible, utilities (including a final water meter reading) will be read on the date prior to Closing (with Seller paying bills to such date) and transferred to Buyer’s name as of the Closing Date.  To the extent final numbers are not available as of Closing, then the apportionments thereof made at the Closing shall be upon the basis of the tax, water, or other utility rates for the immediately preceding year applied to the latest assessed valuation, but after the real property taxes, water rates and charges, sewer taxes and rents or utility charges (as the case may be) are finally fixed for the current fiscal year, Seller and Buyer shall make a recalculation of the apportionment thereof within thirty (30) days after such numbers are known, and Seller or Buyer, as the case may be, shall make an appropriate payment to the other party based on such recalculation within thirty (30) days after the parties agree on the recalculation.  Seller’s obligation to make payment under this paragraph 5 shall be secured by the Extell Guaranty, defined below.

If on the Closing Date Tenant is in arrears in the payment of rent, rents received from such tenant(s) after the Closing Date shall be applied in the following order of priority: (i) first,

to the month in which received, (ii) then to the month or months following the month in which the Closing occurred, (iii) then to the month in which Closing occurred, and (iv) then to the period prior to the month in which the Closing occurred.  The Seller agrees to not pursue Tenant post-Closing for any claims that Seller may have against Tenant under the Lease or otherwise.

The provisions of this paragraph 5 shall survive Closing.  For the avoidance of doubt, the liability limitations contained in paragraph 8 below shall not apply to this paragraph 5.

6.                                       PERMITTED EXCEPTIONS; TITLE INSURANCE; VIOLATIONS.

(a)                Seller shall convey, and Buyer shall accept title to the Property, subject only to the Permitted Exceptions (as defined below).  Buyer has received and reviewed the Certificate and Report of Title (File No.  EAM61036NY) from EAM Land Services, Inc. as Agent for Stewart Title Insurance Company (“Title Company”) with an Effective Date of March 14, 2011 (“Title Evidence”) and survey by Erlandsen Crowell & Shaw dated April 22, 2011 (“Survey”), (ii) it approves the Permitted Exceptions, and (iii) the Property shall be conveyed to Buyer subject only to the Permitted Exceptions.  Buyer shall have a right to order an update to the Title Evidence and Survey through the Closing Date.  If any update to (A) the Title Evidence reflects any title exceptions that are not Permitted Exceptions or (B) the Survey shows any easement, right of way, encroachment, conflict, protrusion or other matters that are not Permitted Exceptions and are not shown on the Survey ((A) and (B) are collectively referred to herein as the “Non-Permitted Exceptions”), Buyer shall give written notice thereof (“Buyer’s Title Notice”) to Seller within five (5) Business Days of Buyer’s receipt of such update.

(b)               Seller shall (i) eliminate any and all of the Non-Permitted Exceptions that may be removed by the payment of a liquidated sum of money not in excess of $1,000,000, in the aggregate (the “Removal Amount”) (except in the case of (ii) hereinbelow, in which case there shall be no monetary limit upon the amount to be paid by Seller for the removal of such Non-Permitted Exceptions), and (ii) remove (a) those voluntarily caused to be filed of record by Seller and (b) judgments, liens, mortgages, security interests or similar security instruments filed against the Property and any payments required thereby ((i) and (ii) collectively, the “Required Removal Exceptions”).

(c)                In the event that there exist Non-Permitted Exceptions that are not Required Removal Exceptions (“Optional Removal Exceptions”), Seller shall notify Buyer by no later than the sooner to occur of (a) the Closing Date and (b) five (5) Business Days after Seller’s receipt of Buyer’s Title Notice, of Seller’s election to either cure and remove or not to cure or remove such Optional Removal Exceptions; provided that Seller’s failure to so notify Buyer shall be deemed to be Seller’s election not to cure or remove.  If Seller notifies Buyer of Seller’s intention (or is deemed to have elected) not to cure or remove the Optional Removal Exceptions, then Buyer may elect to either (A) not consummate the transactions contemplated hereby and receive a refund of the Earnest Money, in which event this Contract shall be terminated and of no further force and effect, and thereafter neither of the parties hereto shall have any rights or obligations to the other hereunder or (B) consummate the transactions contemplated hereby subject to such additional Optional Removal Exceptions and proceed to Closing with an abatement of the Purchase Price in an amount equal to the reasonable cost to cure or remove such Optional Removal Exceptions, not to exceed the Removal Amount; provided that Buyer’s failure to send written notice of the election available to it pursuant to this sentence within ten (10) Business Days after request by Seller for such election, shall be deemed an election by Buyer to close under clause (B).  If Seller notifies Buyer of Seller’s intention to cure or remove any or all of the Optional Removal Exceptions, Seller shall be entitled to adjourn the Closing Date to the extent permitted under paragraph 6(d) below in order to effect such cure or removal, and shall have until two (2) Business Days prior to the Closing Date, as the same may have been adjourned under paragraph 6(d) below, to cure or remove such Optional Removal Exceptions; provided that if Seller fails to so cure or remove such Optional Removal Exceptions by the Closing Date, as the same may have been adjourned under paragraph 6(d) below, then Buyer may elect to either (A) not consummate the transactions contemplated hereby and receive a refund of the Earnest Money, in which event this Contract shall be terminated and of no further force and effect, and thereafter neither of the parties hereto shall have any rights or obligations to the other hereunder or (B) consummate the transactions contemplated hereby subject to such additional Optional Removal Exceptions and proceed to Closing with an abatement of the Purchase Price in an amount equal to the reasonable cost to cure or remove such Optional Removal Exceptions, but not to exceed the Removal Amount.

(d)               Seller shall have the right to adjourn the Closing Date, from time to time, up to thirty (30) days in the aggregate for the purpose of curing or removing any Non-Permitted Exceptions provided that Seller shall at all times during such adjournment period diligently pursue such cure or removal.

(e)                For the purposes of this paragraph 6, “Permitted Exceptions” means:

(i)                                     all matters set forth on Schedule 6(e) attached hereto;

(ii)                                  liens for unpaid taxes, assessments, charges, rents and any other governmental charges with respect to the Property, which are not yet due and payable and are apportioned in accordance with the provisions of paragraph 5 hereof;

(iii)                               the Lease and the rights of the Tenant thereunder; and

(iv)                              Survey made by Malcolm M. Shaw dated 04/22/2011 last revised 512/2011 shows a 7 to 16 story brick building.  Further shows:

a) Building encroaches onto Lot 9 by as much 0 feet 1 inch;

b) Building on Lot 104 encroaches East by as much as 0 feet 1-3/4 inches;

c) The following project onto East 46th Street:

1) Building base by as much as 0 feet 4-1/2 inches;

2) Oil fill by as much as 0 feet 7 inches;

3) Sign bracket by as much as 3 feet 3 inches;

4) Security camera by as much as 1 foot 6 inches;

5) Standpipe by as much as 2 feet 0 inches;

6) Vent by as much as 1 foot 0 inches;

7) Metal grating by as much as 4 feet 0 inches.

d) Grates, metal boxes, hydrant, light pole, traffic signs, water valve, gas valve along the southerly side of the premises.

(f)                  Buyer acknowledges that as of the date of execution of this Contract, Seller has delivered satisfactory evidence to Buyer that it has cured those violations noticed of record as of the date hereof with respect to the Property by the Fire Department of the City of New York.

(g)               In the event any notes or notices of any violations of law or municipal ordinances, orders or requirements (“Violations”) affecting the Property are noticed of record or issued to Seller by any federal, state, county or municipal department, agency, authority or bureau having or asserting jurisdiction prior to Closing, Seller shall either cure the same prior to Closing or deposit with Title Company in a manner satisfactory to Buyer and Title Company sufficient funds to (i) cause the cure and dismissal of such Violations after Closing, (ii) remove from the public land records any lien attaching to the Property as a result of the foregoing Violations described in clause (i), and to (iii) pay any fees or fines with respect to such Violations described in clauses (i) and (ii); provided that the Title Company will issue insurance to Buyer without reference to such matters, and Seller shall, after the Closing diligently proceed to cure such matters.  Notwithstanding the foregoing, Buyer acknowledges that certain departments of the City of New York, including but not necessarily limited to the Fire Department, do not remove notices of violations from the record once they are cured or satisfied, and in such instances “dismissal” or “cure” shall not include removal from such records. The provisions of this subparagraph (g) shall survive Closing.

Notwithstanding anything to the contrary in this paragraph 6, Seller shall have no obligation to clear or cure any Non-Permitted Exception that is the result of actions of, failure to act by, or the obligations of Tenant (a “Tenant-Caused Non-Permitted Exception”).  Seller agrees to take all commercially reasonable actions that it is permitted to do (or not prevented from undertaking) under the Lease to cause Tenant to clear any such Tenant-Caused Non-Permitted Exception.  In the event Seller is unable to cause Tenant to clear any Tenant-Caused Non-Permitted Exception prior to Closing, Buyer may, as its sole remedy, terminate this Contract by written notice to Seller and Escrow Agent, in which instance Escrow Agent shall return the Earnest Money to Buyer and this Contract shall terminate and have no further force and effect, except those provisions that specifically survive termination.

7.                                       INTENTIONALLY OMITTED.

8.                                       SELLER REPRESENTATIONS.  Seller hereby represents and warrants to Buyer, as of the date hereof and, subject to the provisions of subparagraphs (i) – (v) of this paragraph 8, as of Closing, that:

(a)                Seller is and will be as of the date of Closing duly organized, validly existing and in good standing under the laws of the State of New York and has all the requisite power and authority to enter into and carry out the transactions contemplated by this Contract according to its terms.  This Contract has been duly authorized, executed and delivered and constitutes a legal and binding obligation of Seller, enforceable in accordance with its terms.  Seller is not prohibited from entering into or consummating the transactions contemplated in this Contract, by any law, regulation, agreement, instrument, restriction, order or judgment, and Seller’s entering into and consummation of the transactions contemplated in this Contract shall not violate any of the same.

(b)               There are no contracts or other obligations outstanding for the sale, exchange or transfer of the Property or any portion thereof.

(c)                Other than the Lease, the Property is not subject to any license, occupancy or leasing agreements.

(d)               There are no service contracts, management agreements, or other agreements affecting the Property or the operation thereof other than the Service Contracts and Exhibit B contains a true and correct list thereof.  No consents are required under the Service Contracts in order for the Service Contracts to be validly assigned to Buyer at Closing.

(e)                Other than as set forth on Exhibit C, no brokerage commission or leasing commission or compensation of any kind is due or will be due in connection with the Lease that will be Buyer’s obligation or with respect to any renewals or options therein contained or on account of any tenancy, occupancy or agreement in effect on the Closing Date that could be Buyer’s obligations.  At Closing, Buyer shall assume the obligations of the landlord to pay future brokerage commissions due under the Lease pursuant to the terms of the brokerage agreement attached hereto as Exhibit C (the “Brokerage Agreement”).

(f)                  There are no labor disputes, litigation (except with respect to claims involving personal injury or property damage which are covered by insurance, which claims are listed on Exhibit D), condemnation, arbitration or other proceedings pending or, to Seller’s Knowledge (defined below), threatened against or related to Seller, the Property or the operation thereof or that would threaten the validity or enforceability of this Contract.

(g)               Seller is a “non-foreign person” within the meaning of Section 1445 of the United States Internal Revenue Code of 1986, as amended, and the regulations issued thereunder (the “Code”), and Seller shall deliver to Buyer on the Closing Date the FIRPTA Affidavit (defined below).

(h)               With respect to the Lease:

(i)                                     The Lease is in full force and effect and has not been modified, amended or extended; the term of the Lease has commenced; Tenant is in actual possession of the entire Property and Tenant is currently paying rent in accordance with the terms of the Lease;

(ii)                                  Seller has not sent written notice to Tenant that it is in default, which default remains uncured and to Seller’s Knowledge, there are no material defaults by Tenant under the Lease or events that, given notice or the passage of time or both, would be a material default under the Lease;

(iii)                               There are no security deposits other than the Security Deposit in the current amount of $3,000,000, which is in the form of a letter of credit held by Seller’s lender; the letter of credit is good and valid, and Seller has not drawn on the Security Deposit;

(iv)                              A correct, true and complete copy of the Lease has been delivered to Buyer or its counsel;

(v)                                 Except as set forth in the Lease, no rent concessions have been given to Tenant and no rent has been paid in advance by Tenant with respect to any period subsequent to the scheduled Closing Date;

(vi)                              Tenant has not asserted in writing any claims, defenses or offsets to rent accruing from and after the Closing Date, nor do such claims, defenses, or offsets exist, to Seller’s Knowledge;

(vii)                           The Landlord Contribution (as defined in the Lease) has been fully advanced by Seller and there are no accrued financial obligations of Seller to Tenant under the Lease that are unfulfilled and Tenant has made no demand of Seller to do work under the Lease that has not been fully completed (other than work to be performed by Seller in connection with obtaining a PCO, and such other matters as are set forth in the Estoppel Certificate as hereinafter defined); and

(viii)                        Tenant has not contested any tax, operating cost or other escalation payments or occupancy charges, or any other amounts payable by Tenant under the Lease.

(i)                   Seller employs one particular employee at the Property, and compensation and other information regarding such employee is set forth on Exhibit E attached hereto.  There are no other employees of Seller employed with respect to the Property.  Neither Seller nor the Property is bound by or otherwise the subject of any employment agreements relating to the Property.  Seller (i) does not maintain, have any obligation to contribute to or have any liability or responsibility with respect to any employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or any other pension, retirement, welfare or other compensatory plan, program or arrangement, regarding any employees employed with respect to the Property, and (ii) never (A) has maintained such an employee benefit plan or such another plan, program or arrangement or (B) has had any such obligation or liability.  Seller is, and has at all times been, in compliance, in all material respects, with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices, as defined in the National Labor Relations Act or other applicable laws.  Seller is not a party to, and there does not otherwise exist, any agreement with any labor organization, collective bargaining or similar agreement regarding employees of Seller with respect to the Property.  To the knowledge of Seller, there are no attempts presently being made to organize any employees employed by Seller with respect to the Property.  There are no (i) strikes, work stoppages, work slowdowns or lockouts pending or, to the knowledge of Seller, threatened against or involving Seller with respect to the Property, or (ii) unfair labor practice charges, grievances or complaints, or arbitrations, employment-related litigation, administrative proceedings or other controversies, pending or, to the knowledge of Seller, threatened by or on behalf of any employee, applicant for employment, or former employee (or any group thereof) of Seller with respect to the Property.  During the past three years, Seller has not suffered or sustained any labor dispute resulting in any work stoppage and no such work stoppage is threatened.  All individuals treated by Seller as independent contractors with respect to the Property have been properly classified as such for all purposes, and all employees treated as exempt under applicable wage and hour laws have been properly classified as such.

(j)                   Seller has provided evidence of Seller’s current insurance for the Property to Buyer for Buyer’s review.

(k)                Seller has not made an assignment for the benefit of creditors, nor has Seller filed, or had filed against it, any petition in bankruptcy.

(l)                   Seller has not received any notice from any federal, state, county, municipal or other governmental department, agency or authority concerning any hazardous substance release, leaching, discharge or seepage at the Property, and except as may otherwise have been disclosed to Buyer in Final Status Survey Report prepared by CoPhysics Corporation and DAQ, Inc. dated February, 2008, to Seller’s Knowledge, no such hazardous substance release, leaching, discharge or seepage at the Property has occurred.

(m)             Seller has received no notice from its insurance carrier that any conditions at the Property will result in a termination of coverage.

(n)               Seller is not a, and is not acting directly or indirectly for or on behalf of any, person, group, entity or nation named by any Executive Order of the United States Treasury Department as a terrorist, “Specifically Designated National and Blocked Persons,” or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control, and Seller is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of any such person, group, entity or nation.  Neither Seller nor, to Seller’s actual knowledge, any of its affiliates, are in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”).  Neither Seller nor, to Seller’s actual knowledge, any of its affiliates or, without inquiry, any of its brokers or other agents, in any capacity in connection with the sale of the Property (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph; (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.

With respect to the representations of Seller made in this Contract:

(i)                                     For purposes of this paragraph, the phrase “to Seller’s Knowledge” shall mean the actual, present knowledge of Dov Hertz and Asher Schepansky, whose customary responsibilities put them in a position to have such knowledge (each, a “Seller Knowledge Individual”) as of the date such representations are made without any investigation or inquiry.  The Seller Knowledge Individuals are the representatives of Seller most likely to have knowledge of the matters set forth in this Contract.  Without limiting the foregoing, Buyer acknowledges that the Seller Knowledge Individual has not performed and is not obligated to perform any investigation or review of any files or other information in the possession of Seller, or to make any inquiry of any persons, or to take any other actions in connection with the representations and warranties of Seller set forth in this Contract and no assurance can be given that the Seller Knowledge Individual’s knowledge is complete or accurate in any respect.  Neither the actual, present knowledge of any other individual or entity, nor the constructive knowledge of the Seller Knowledge Individual or of any other individual or entity, shall be imputed to the Seller Knowledge Individual.  Buyer acknowledges that the individual named above is named solely for the purpose of defining and narrowing the scope of Seller’s Knowledge and not for the purpose of imposing any liability on or creating any duties running from such individuals to Buyer, and that no such liability or duties exist.  Buyer covenants that it will bring no action of any kind against such individuals related to or arising out of these representations and warranties.

(ii)                                  A representation of Seller shall be deemed untrue or incomplete only if (i) such representation is factually untrue, (ii) Buyer shall suffer financial injury in excess of $100,000 (the “Floor”) in the aggregate with respect to all such representations hereunder, and (iii) Seller does not credit Buyer an amount equal to the damages in the event the Floor is exceeded.

(iii)                               In the event Buyer discovers a breach of a Seller’s representation at or prior to Closing in excess of the Floor, (as opposed to a change in circumstances occurring after the date hereof, which shall not be deemed to be a breach by Seller), Buyer’s sole right and remedy arising by reason of any such untrue or incomplete representation shall be to terminate this Contract, and in such event Seller reimburse Buyer for Buyer’s reasonable third-party due diligence costs and expenses incurred in connection with negotiation of this Contract, provided the same are substantiated by invoices or other evidence and up to a maximum reimbursement amount of $75,000.

(iv)                              The acceptance by Buyer of the Deed shall constitute conclusive proof that Seller has performed all of its obligations under this Contract and shall have no further or continuing obligations or liabilities to Buyer arising under or by virtue of this Contract or out of the transactions contemplated by the parties hereto, except as may be expressly set forth in this Contract.  Notwithstanding the foregoing, Seller’s representations shall survive Closing subject to the Floor for a period of nine (9) months, except that Buyer shall have no right or claim in respect of any such representation unless and until the aggregate amount of claims in respect of all such representations, as reasonably estimated, shall exceed the Floor, and then only to the extent such claims do not exceed $2,500,000, and Buyer shall be required to commence any action based on such claims within twelve (12) months after the Closing.

(v)                                 At Closing, Extell Development Company (“Extell”), an affiliate of Seller, shall deliver a guaranty in the form attached hereto as Exhibit F (“Extell Guaranty”).

9.                                       AS-IS SALE.  To the maximum extent permitted by applicable law and except for Seller’s representations and warranties specifically made herein (“Seller’s Warranties”), this sale is made and will be made without representation, covenant, or warranty of any kind (whether express, implied, or, to the maximum extent permitted by applicable law) by Seller.  As a material part of the consideration for this Contract, Buyer agrees to accept the Property on an “as is” and “where is” basis, with all faults, and without any representation or warranty, all of which Seller hereby disclaims, except for Seller’s Warranties.  Except for Seller’s Warranties, no warranty or representation is made by Seller as to fitness for any particular purpose, merchantability, design, quality, condition, operation or income, existence as of Closing of any specific tenants or leases, compliance with drawings or specifications, absence of defects, absence of hazardous or toxic substances, absence of faults, flooding, or compliance with laws and regulations including, without limitation, those relating to health, safety, and the environment. Buyer acknowledges that Buyer has entered into this Contract with the intention of making and relying upon its own investigation of the physical, environmental, economic use, compliance, and legal condition of the Property and that, other than Seller’s Warranties, Buyer is not now relying, and will not later rely, upon any representations and warranties made by Seller or anyone acting or claiming to act, by, through or under or on Seller’s behalf concerning the Property.

10.                                 BUYER REPRESENTATIONS.  Buyer represents and warrants to Seller that:

(a)                The funds comprising the Purchase Price to be delivered to Seller in accordance with this Contract are not derived from any illegal activity.

(b)               Buyer has taken all necessary action to authorize the execution, delivery and performance of this Contract and has all the requisite power and authority to execute, deliver and perform this Contract and the transaction contemplated hereby.  The person signing this Contract on behalf of Buyer is authorized to do so.  Assuming this Contract has been duly authorized, executed and delivered by each of the other parties to this Contract, this Contract and all obligations of Buyer hereunder are the legal, valid and binding obligations of Buyer, enforceable in accordance with the terms of this Contract, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)                The execution and delivery of this Contract and the performance of its obligations hereunder by Buyer will not conflict with any provision of any law or regulation to which Buyer is subject or any material agreement or instrument to which Buyer is a party or by which it is bound or any order or decree applicable to Buyer, and will not result in the creation or imposition of any lien on any of Buyer’s assets or property which would materially and adversely affect the ability of Buyer to carry out the terms of this Contract.  Buyer has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery or performance by Buyer of this Contract.

(d)               Buyer is a Maryland real estate investment trust that has been duly organized and is in good standing under the laws of the state of its formation.

(e)                There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Buyer which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Contract.

(f)                  Buyer is not a, and is not acting directly or indirectly for or on behalf of any, person, group, entity or nation named by Executive Order of the United States Treasury Department as a terrorist, “Specifically Designated National and Blocked Person,” or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control and Buyer is not engaged in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of any such person, group, entity or nation.

(g)               The representations and warranties of Buyer set forth in this paragraph 10 (“Buyer Representations”) are made as of the date of this Contract and are restated as of the Closing and shall survive the Closing for nine (9) months.

11.                                 COVENANTS OF SELLER.  Seller covenants that between the date of this Contract and the Closing:

(a)                Seller shall not modify or amend any Service Contract or enter into any service contract or other agreement with respect to the Property that will be binding on Buyer or the Property without Buyer’s prior written consent.

(b)               Seller shall maintain substantially the same insurance with respect to the Property as presently in effect in full force and effect until the Closing.

(c)                Seller shall operate the Property in substantially the same manner as the Property is being operated on the date of this Contract.

(d)               Seller shall not enter into any lease or modify, extend or terminate the Lease or enter into any other agreements affecting all or any portion of the Property without the prior written consent of Buyer.  In the event Buyer does not respond to a written request for consent from Seller within ten (10) days after such request was made, such consent shall be deemed, granted, if such time period expires during the Diligence Period, and denied, if such time period expires after the Diligence Period.

(e)                Seller shall comply in all material respects with the rights and obligations of the landlord under the Lease.

(f)                  Seller will not voluntarily permit new encumbrances on the Property after the date hereof.

(g)               Seller shall, after the expiration of the Diligence Period, permit Buyer continued access to the Property for the purposes of continuing any examinations, investigations or interviews that were not completed by Buyer during the Diligence Period, subject to the provisions of paragraph 7 above.

12.                                 CLOSING COSTS.  Seller shall pay all New York State and New York City transfer taxes arising out of the sale of the Property.  Buyer shall pay any costs incurred in connection with obtaining the Replacement L/C and for any title commitment, title policy and/or survey or survey update requested by Buyer.  Any escrow costs charged by Escrow Agent will be split between the parties (other than with respect to any escrow costs charged by Escrow Agent in connection with the escrow account to be established pursuant to paragraph 26, which costs shall be paid by Seller).  The remaining closing costs will be paid per New York City closing customs and standards.  Each party shall pay its own attorneys’ fees.

13.                                 REAL ESTATE BROKER.  Seller confirms and represents to Buyer that it engaged no exclusive agent or broker in connection with this transaction with the exception of Stan Johnson Company and Williamson, Picket, Gross Inc., both of whom shall be paid by Seller pursuant to separate agreements with Seller.  Each party confirms and represents to the other party that it knows of no other broker entitled to or who may claim a right to a commission in connection with this transaction.  In the event any other agent or broker makes a claim for a broker’s, finder’s or other fee related to this transaction, the party having previously interacted with the agent or broker making such claim shall indemnify, defend and hold harmless the other party from any loss, liability, damage, cost or expense, including, without limitation, reasonable attorney’s fees, court costs and other legal expenses paid or incurred by Seller, in any way related to such a claim.  The provisions of this paragraph shall survive Closing or termination of this Contract indefinitely.

14.                                 DELIVERY OF DEED AND OTHER CLOSING DELIVERIES; PAYMENT; DISBURSEMENT OF PROCEEDS.  At Closing:

(a)                Seller shall execute and deliver to Buyer a bargain and sale deed, without covenants, in proper statutory form for recording and containing the covenant required by Section 13 of the Lien Law (“Deed”) in the form annexed hereto as Exhibit G;

(b)               Seller shall deliver and both parties shall execute and deliver to each other a Combined Real Estate Transfer Tax Return and Credit Line Mortgage Certificate, Form TP-584 and a New York City Department of Finance Real Property Transfer Tax Return and NYC RP-5217 in respect of the transfer of the Property, and all related transfer forms,

(c)                Seller shall execute and deliver to Buyer a bill of sale conveying and transferring to Buyer all right, title and interest of Seller, if any, in and to all personal property owned by Seller (excluding cash and any software except for software that operates any heating, cooling or other mechanical systems at the property), used in the operation of the Land and the Building and improvements in the nature of personal property attached or appurtenant to, or located on, or used in connection with the use or operation of the Property, including, without limitation, all assignable (without third party consent(s)) licenses, permits, warranties and guarantees and plans and specifications, if any, held by Seller in connection with the Property and all HVAC machinery and equipment, if any, owned by Seller (“Personal Property”), specifically excluding, however, any trade fixtures, machines, equipment and other personal property of the Tenant, which Bill of Sale shall be in the form annexed hereto as Exhibit H and made a part hereof.  The parties acknowledge that the value of the Personal Property is de minimis and no consideration is allocable thereto,

(d)               Both parties shall execute and deliver to each other an Assignment and Assumption of the Lease and Security Deposit in the form annexed hereto as Exhibit I,

(e)                Both parties shall execute and deliver to each other a General Assignment in the form annexed hereto as Exhibit J, assigning all interests of Seller, if any, in the Service Contracts that Buyer has notified Seller prior to Closing it intends to assume and the Brokerage Agreement (the “Assumed Contracts”) and other matters described therein,

(f)                  Seller shall cause Extell to execute and deliver to Buyer the Extell Guaranty,

(g)               Both parties shall deliver all documents and affidavits as may be reasonably required and customarily delivered to the Title Company in connection with the conveyance of the Property and sufficient for the Title Company to delete the standard exceptions from Buyer’s ALTA 2006 owner’s title policy to be issued by the Title Company at Closing, including an LLC affidavit and a multiple exceptions affidavit, in the forms attached hereto as Exhibit K,

(h)               Seller shall cause to be delivered to Buyer the existing Letter of Credit issued by the Issuing Bank (the “Current Letter of Credit”),

(i)                   Seller shall deliver to Buyer a conforming estoppel certificate duly executed by the Tenant (“Estoppel Certificate”) in a form substantially similar to that attached hereto as Exhibit L the Estoppel Certificate shall be deemed “conforming” if and only if it (i) shall be completed in all material respects, (ii) shall disclose no information materially inconsistent with the representations and warranties provided for herein, (iii) shall be signed by a person having apparent legal authority to bind the Tenant, and (iv) shall be addressed to Seller and to any potential purchaser of the property and to any potential lender of such purchaser; notwithstanding the foregoing, in the event any item in the Estoppel Certificate is materially inconsistent with the representations and warranties of Seller set forth herein, Seller shall have until Closing to correct or satisfy such matters, and deliver a corrected conforming Estoppel Certificate to Buyer at Closing,

(j)                   Buyer, Seller and Escrow Agent shall execute and deliver the PCO Escrow Agreement (defined below) and Seller shall deposit the Escrowed Funds (defined below) with Escrow Agent,

(k)                Seller shall deliver to Buyer evidence of Seller’s termination of any Service Contracts that are not Assumed Contracts,

(l)                   Seller shall execute and deliver to Buyer (or at Buyer’s option, send out directly from the Closing) notices to Tenant of the closing (including but not necessarily limited to a letter executed by Buyer and Seller notifying Tenant of the Closing and requesting that the Current Letter of Credit be amended to name Buyer as the new beneficiary thereof), service parties and utility companies as appropriate for billing and payments from and after Closing,

(m)             Seller shall deliver to Buyer copies of all books and records in Seller’s possession reasonably required for the orderly transition of operation of the Property,

(n)               Seller shall deliver to Buyer evidence of the termination of any property management agreement affecting the Property, which termination shall be effective as of the Closing Date,

(o)               Seller shall deliver to Buyer all keys to any portion of the improvements at the Property, codes for any alarm systems, combinations and/or keys to vaults, if any, and all licenses, permits, certificates, warranties and guarantees, plans and specifications and other files relating to the Property, if any, held by Seller in connection with the Property, in each case, to the extent in its possession or control,

(p)               Seller shall deliver to Buyer duly executed resolutions and corporate documents of Seller in form reasonably satisfactory to Buyer and reasonably satisfactory to the Title Company authorizing the transactions contemplated herein and the execution and delivery of the documents required to be executed and delivered by Seller hereunder,

(q)               Seller shall deliver to Buyer a duly executed affidavit in the form attached hereto as Exhibit M (the “FIRPTA Affidavit”).

(r)                  Seller shall deliver to Buyer and the Title Company reasonably satisfactory evidence and/or funds (if necessary) to cure and/or remove Violations of record (the extent possible) against the Property as under paragraph 6(g) hereof.

(s)                Each party shall deliver to the other a certificate, dated as of the Closing Date, certifying that the representations and warranties of such party set forth in paragraph 8 (with respect to Seller) and paragraph 10 (with respect to Buyer) hereof are true and correct as of the Closing Date, and

(t)                  Both parties shall execute and deliver all other documents and funds reasonably necessary to complete the Closing.

Books and records shall also be made available for copying by Buyer prior to and after the Closing as reasonably requested by Buyer.  The Deed shall convey to Buyer marketable fee simple title to the Land and Building, free and clear of all liens and encumbrances, other than the Permitted Exceptions.

15.                                 RISK OF LOSS; INSURANCE; CASUALTY; CONDEMNATION.

(a)                Subject to the further terms of this paragraph 15, until Closing, the risk of loss or damage to all or part of the Property by fire or other casualty or by taking by eminent domain shall be assumed by Seller.

(b)               Notwithstanding anything contained herein to the contrary, if prior to Closing there shall occur (i) damage to the Property by fire or other casualty, or (ii) a taking by condemnation that would (x) cause the automatic termination of the Lease, or (y) as a result thereof, the Lease is terminated (or terminable by the Tenant and Tenant has not waived or forfeited such termination right), then Seller shall notify Buyer of such termination (or right of termination) of the Lease within five (5) days after such damage or taking, and Buyer shall have the right to terminate this Contract by written notice to Seller within ten (10) days of Buyer’s receipt of written notice of such termination (or right of termination), in which instance this Contract shall thereafter be of no further force and effect.

(c)                Seller agrees to give Buyer written notice of any fire or other casualty occurring at the Property between the date hereof and the date of the Closing of which

Seller obtains Knowledge, which notice shall be given to Buyer within five (5) days of such occurrence and shall be accompanied by an estimate from an Approved Engineer (as hereinafter defined) of the cost to restore the Property to the condition prior to such casualty and the estimated completion date.  Seller further agrees to give Buyer written notice of any actual or threatened condemnation of all or any part of the Property of which Seller obtains Knowledge within five (5) days of Seller obtaining such Knowledge.

(d)

(i)                                     if prior to the Closing there shall occur damage to the Property caused by fire or other casualty (which damage does not meet the criteria set forth in paragraph 15(b)) with respect to which the cost to repair to the condition existing prior to such casualty as reasonably determined by an engineer selected by Seller which is reasonably satisfactory to Buyer (“Approved Engineer”) would be $1,000,000 or more (the “Projected Repair Cost”), then the Closing shall be adjourned as necessary to allow the permitted time for Seller to make an election as set forth herein, and Seller may elect, by written notice given to Buyer within twenty (20) days after such casualty, to (1) terminate this Contract, in which event the Earnest Money shall be returned to Buyer, this Contract shall thereupon be null and void and neither party hereto shall have any further obligation to the other, or (2) adjourn Closing hereunder for a period to be established by Seller, not to exceed six (6) months, to allow Seller to repair the Property to the condition existing prior to such casualty, at which point the Closing shall occur as set forth herein.

(ii)                                  If prior to the Closing there shall occur a taking by condemnation of any “material portion of the Property” (as hereinafter defined) (which taking by condemnation does not meet the criteria set forth in paragraph 15(b)), the Closing shall be adjourned as necessary to allow the permitted time for Buyer to make an election as set forth herein, and Buyer may elect to terminate this Contract by written notice given to Seller within fifteen (15) days after Seller has given Buyer the notice of such condemnation, in which event the Earnest Money shall be returned to Buyer and this Contract shall thereupon be null and void and neither party hereto shall have any further obligation to the other.  If Buyer does not elect to terminate this Contract, then the Closing shall take place as herein provided with an abatement of the Purchase Price equal to the Projected Repair Cost.  The proceeds of rent interruption insurance, if any, shall be apportioned at Closing.

(e)                If prior to the Closing there shall occur (a) damage to the Property caused by fire or other casualty with respect to which the cost to repair to the condition existing prior to such casualty, as reasonably determined by an Approved Engineer is less than $1,000,000 or (b) a taking by condemnation of any part of the Property that does not include a “material portion of the Property,” neither party shall have the right to terminate its obligations under this Contract by reason thereof, but there will be an abatement of the Purchase Price equal to the Projected Repair Cost.  The proceeds of rent interruption insurance, if any, shall be apportioned at Closing.

(f)                  For the purposes of this paragraph 15, the term “material portion of the Property” shall mean (i) more than 1% of the aggregate floor area of the Property, (ii) the denial of access to any street adjacent to the Property for more than five (5) days (consecutive or non-consecutive) within a sixty (60) days consecutive time period or (iii) a portion of the Property sufficient to permit Tenant to terminate the Lease or otherwise give rise to Tenant’s right to exclude such portion from Tenant’s premises under the Lease.

(g)               Nothing contained in this paragraph 15 shall be construed to impose upon Seller any obligation to repair any damage or destruction caused by fire or other casualty or condemnation, but, except as otherwise provided herein, Seller shall have the right to do so and to utilize any insurance proceeds or condemnation awards for such purposes.

(h)               Seller and Buyer expressly acknowledge and agree that the provisions of this paragraph 15, and not Section 5-1311 of the New York State General Obligations Law, shall govern the rights and obligations of the parties in the event of a fire or other casualty.  Seller agrees to maintain its existing insurance coverages to the Closing Date.

16.                                 ASSIGNMENT.  Subject to paragraph 21 hereof, Buyer may not assign its rights under this Contract or in any way modify its ownership structure without the prior written consent of Seller; provided, however, that Buyer may assign its interests hereunder to a wholly owned direct or indirect subsidiary of Buyer or Buyer’s parent entity upon written notice to Seller.  Notwithstanding the foregoing, Seller hereby agrees that without such notice, Buyer may, contemporaneously with Closing, assign its rights under this Contract to GPT Properties Trust, a Maryland real estate investment trust and a wholly owned subsidiary of Buyer.

17.                                 DEFAULT AND REMEDIES.  Seller or Buyer shall be in default under this Contract if either fails to comply with any material covenant, agreement or obligation within any time limits required by this Contract.  Following a default by either Seller or Buyer under this Contract, the other party shall have the following remedies:

(a)                If Seller defaults, Buyer may (i) specifically enforce this Contract; or (ii) terminate this Contract by written notice to Seller.  If Buyer elects to terminate this Contract, the Earnest Money shall be returned to Buyer upon written demand and neither party shall have any further rights or obligations hereunder, except those that expressly survive termination.

(b)               If Buyer defaults, Seller shall be entitled to terminate this Contract by written notice to Buyer and retain the Earnest Money as liquidated damages as Seller’s sole and exclusive recourse and remedy, the parties recognizing that it would be extremely difficult to ascertain the extent of actual damages caused by Buyer’s breach, and that the Earnest Money represents as fair an approximation of such actual damages as the parties can now determine, and following such termination, neither party shall have any further rights or obligations hereunder, except those that expressly survive termination. Notwithstanding the foregoing, Seller agrees that a failure of wire transferred funds to reach Seller’s designated account on the Closing Date shall not constitute a default by Buyer hereunder provided Buyer provides reasonable evidence that the wire transfer was initiated on or prior to the Closing Date and the funds are received no later than two (2) Business Days thereafter.

Notwithstanding any limitation of remedies above, if, as a result of a default under this Contract, either Seller or Buyer employs an attorney to enforce its rights in a legal proceeding, the non-prevailing party in such legal proceeding, if determinable, shall reimburse the prevailing party for all reasonable attorneys’ fees, court costs and other legal expenses incurred by the prevailing party in connection with such proceeding.

18.                                 DISPOSITION OF EARNEST MONEY; ESCROW AGENT.

(a)                The funds represented by the Earnest Money shall be held in escrow by the Escrow Agent in an interest bearing bank account at Citibank, N.A. (“Depositary Bank”).  The Earnest Money, together with any interest earned thereon (a) shall become the property of the Seller (i) upon the delivery of the Deed, or (ii) after proper demand by the Seller without written objection from the Buyer in the manner described below; (b) shall be returned to the Buyer after proper demand by the Buyer without written objection from the Seller in the manner described below; or (c) shall be delivered to either the Seller or the Buyer in accordance with a final judgment, which is no longer subject to, or the subject of, an appeal, of a court of competent jurisdiction directing the disposition of the Earnest Money.

(b)               It is understood and agreed that the Escrow Agent’s sole duties hereunder are as provided herein and that the Escrow Agent in the performance of its duties hereunder is hereby released and exculpated from all liability except for willful malfeasance or gross negligence and shall not be liable or responsible for anything done or omitted to be done in good faith as herein provided.  If either the Seller or the Buyer makes a written demand upon the Escrow Agent setting forth the basis for such demand, for payment of all or a portion of the Earnest Money, the Escrow Agent shall give at least five (5) Business Days’ written notice to the other party of such demand and of its intention to pay over the amount demanded on a stated date.  If before the proposed payment date the Escrow Agent does not receive a written objection to the proposed payment setting forth the basis for such objection, the Escrow Agent is hereby authorized and directed to make such payment.  If before the proposed payment date such other party (or its counsel) delivers to the Escrow Agent a written objection to such payment setting forth the basis for such objection, the Escrow Agent shall promptly deliver a copy of such objection to the party originally demanding payment, and shall continue to hold such amount until otherwise directed by the joint written instruction of the Seller and the Buyer or by a final judgment of a court which is no longer subject to, or the subject of, an appeal.  In the event that a dispute shall arise as to the disposition of all or any portion of the Earnest Money held by the Escrow Agent, the Escrow Agent shall, at its option, either (a) commence an action of interpleader and deposit the same with a court of competent jurisdiction, pending the decision of such court, and shall be entitled to rely upon the final judgment of any such court with respect to the disposition of all or any portion of the Earnest Money provided that such judgment is no longer subject to, or the subject of, an appeal or (b) hold the same pending receipt of joint instructions from the Seller and the Buyer and shall be entitled to rely upon such joint instructions with respect to the disposition of all or any portion of the Earnest Money.  The Escrow Agent shall be entitled to consult with counsel and be reimbursed for all reasonable expenses of such consultation with respect to its duties as Escrow Agent and shall be further entitled to be reimbursed for all reasonable out of pocket expenses incurred in connection with such activities.  All such expenses shall be paid by the party whose position shall not be sustained.

(c)                The Escrow Agent shall have the right to rely upon the certificates, notices and instruments delivered to it pursuant hereto, and all the signatures thereto or to any other writing received by the Escrow Agent purporting to be signed by any party hereto, and upon the truth of the contents thereof.  The Escrow Agent shall not be bound by any modification of this Agreement which affects the rights or duties of the Escrow Agent unless it shall have given its prior written consent thereto.  The Escrow Agent may, but shall not be required to, institute or defend any action or legal process involving any matter referred to herein which in any manner affects the Escrow Agent or its duties or liabilities hereunder, unless or until requested to do so by the Seller or the Buyer and then only upon receiving full indemnity in an amount, and of such character, as the Escrow Agent shall require, against any and all claims, costs, liabilities, judgments, attorneys’ fees and other expenses of any kind in relation thereto.

(d)               The Seller and the Buyer agree, severally, to indemnify and save the Escrow Agent harmless from any losses, claims, liabilities, judgments, attorneys’ fees and other expenses of every kind and nature which may be incurred by the Escrow Agent by reason of its acceptance of, and its performance under, this Contract, other than as a result of the Escrow Agent’s willful or grossly negligent behavior.

(e)                The Escrow Agent may at any time resign hereunder by giving notice of its resignation to the Seller and the Buyer at least fifteen (15) days prior to the date specified for such resignation to take effect and, upon the effective date of such resignation, the Earnest Money shall be delivered by the Escrow Agent to such person or entity as the Seller and the Buyer may have jointly designated in writing or to such person or entity as may be designated as hereinafter provided as the successor Escrow Agent, whereupon all duties and obligations of the Escrow Agent named herein shall cease and terminate.  If no such person or entity shall have been designated by both the Seller and the Buyer by the date which is five (5) days prior to the date specified for such resignation to take effect then the Escrow Agent may designate a law firm or bank in New York City to act as escrow agent hereunder.

(f)                  Each of Seller and Buyer represents that its Federal Taxpayer I.D. Number is as set forth on the signature page.  The party receiving any portion of the interest earned on the Earnest Money shall pay all taxes on and with respect to the same.  The Escrow Agent shall not be responsible for any diminution in value of the Earnest Money, loss of any principal or interest thereon, or penalties incurred with respect thereto, for any reason whatsoever, provided the Earnest Money has been invested by the Escrow Agent as provided herein.

(g)               Buyer and Seller by executing this agreement consent to the Escrow Agent’s use of Citibank, N.A. as Depositary Bank and agree to hold the Escrow Agent harmless for all loss, cost or damage incurred by reason of any failure of the Depositary Bank.

19.                                 ENTIRE AGREEMENT AND MANNER OF MODIFICATION.  This Contract, and any attachments or addenda hereto, constitute the complete agreement of the parties concerning the Property, supersede all other agreements and may be modified only by initialing changes herein or by written agreement.

20.                                 NOTICES.  All notices, consents, approvals, requests or other communications (collectively “notices”) which may or are required to be sent, delivered, given, made, maintained or obtained under this Contract shall be in writing and shall be served by facsimile (confirmed as set forth below) or by reputable national or international overnight delivery service guaranteeing next day delivery and providing a receipt.  All notices shall be addressed to the parties at the respective addresses as set forth below, including counsel, except that any party may, by notice in the manner provided above, change this address for all subsequent notices.  Notices to the Escrow Agent shall be sent as provided below.  Notices shall be deemed served and received upon the earlier of the date of delivery by a nationally or internationally recognized overnight delivery service or on the date of delivery by facsimile if such delivery occurs prior to 5 p.m. local time for the addressee or on the following day if received thereafter, provided that any facsimile notice must be confirmed by overnight delivery deposited within two Business Days after delivery by facsimile.  A party’s failure or refusal to accept service of a notice shall constitute delivery of the notice.

21.                                 EXCHANGE.  Both parties shall be entitled to exchange other property of like kind and qualifying use within the meaning of Section 1031 of the Code and the Regulations promulgated thereunder, for fee title in the property which is the subject of this Contract; provided, however, that the party electing to implement such an exchange shall indemnify and hold harmless the other party from and against any loss or liability (including, without limitation, reasonable attorneys’ fees and disbursements) such party may incur as a result of said exchange.  Seller and Buyer expressly reserve the right to assign such party’s respective rights, but not its obligations, hereunder to a qualified intermediary on or before the Closing Date and both parties agree to cooperate with each other so long as the other party incurs no additional costs therefor.  Each party specifically acknowledges that this Contract is not conditioned upon such party’s ability to effect a 1031 Exchange.  The indemnification and hold harmless provisions of this paragraph shall survive Closing or termination of this Contract indefinitely.

22.                                 NO SURVIVAL.  Except as otherwise expressly provided to the contrary in this Contract, the delivery and acceptance of the Deed at the Closing shall be deemed to constitute full compliance by Seller with all of the terms, conditions and covenants of this Contract on Seller’s part to be performed, and the representations, warranties, covenants or other obligations of Seller set forth in this Contract shall not survive the Closing, and no action based thereon shall be commenced after Closing.

23.                                 PROPERTY TAX APPEALS.  Seller has filed a property tax appeal for the tax fiscal year 2010/2011, and has retained counsel (“Tax Counsel”) to prosecute the appeal.  Buyer shall assume the prosecution of such proceedings and the contract with Tax Counsel and shall pay all legal, accounting and other expenses which may be incurred in connection with such appeal.  If such determination shall result in a refund or credit with respect to the tax year in which the Closing occurs, then the net amount of such refund or credit (after paying therefrom pro rata all Buyer’s costs including attorney’s fees in connection with such proceedings and any refunds or credits owed to Tenant under the Lease and paying all amounts due to Tenant) shall be apportioned between Seller and Buyer based upon the Closing Date, and any amount due to Seller shall be promptly paid by Buyer.  The provisions of this paragraph shall survive Closing.

24.                                 FINANCIALS.  Following Closing, Seller shall provide Buyer with reasonable access to the books and records of the Property for the purpose of preparing audited financial statements for the Property with respect to 2008, 2009 and 2010 and the stub 2011 period, such financial statements to be prepared at the Buyer’s sole cost and expense.  Seller shall provide Buyer or its accountants with such certifications and representations (to the best of Seller’s actual knowledge) as to such books and records with respect to the Property as Buyer or its accountants shall reasonably require in order to enable Buyer its accountants to prepare such audited financial statements in accordance with the requirements of Regulation S-X, Rule 3-14 of the U.S. Securities and Exchange Commission.  Buyer shall be responsible for all out-of-pocket costs or expenses incurred by Seller in connection with the preparation of such certifications and representations.  This obligation shall survive the Closing until the second annual anniversary of the Closing Date.

25.                                 CERTIFICATE OF OCCUPANCY.     Buyer and Seller acknowledge that a permanent certificate of occupancy has not been issued for the Building.  Seller agrees that it will cause a permanent certificate of occupancy for the entire Building issued by the Department of Buildings of the City of New York (the “PCO”) to be issued on or before November 27, 2012 (or, if the Closing occurs later than May 27, 2011, such later date that is eighteen (18) months after the Closing Date) (the “PCO Resolution Date”).  At Closing, the sum of $750,000 (the “Escrowed Funds”) shall be held back from the closing proceeds in escrow with the Escrow Agent, pursuant to the terms of an escrow agreement to be entered into by the parties at Closing (the “PCO Escrow Agreement”), which PCO Escrow Agreement shall provide as follows:

(a)                upon delivery by Seller to Buyer prior to the PCO Resolution Date (and in accordance with the notice provisions of this Contract) of the certificate of occupancy that Seller tenders as the PCO, Buyer will have five (5) Business Days to object to automatic disbursement by Escrow Agent of the Escrowed Funds to Seller, upon only one of the two following grounds: (i) that the certificate of occupancy is not in fact a PCO, or (ii) that the PCO does not apply to the entire Building. If Buyer timely objects to disbursement of the Escrowed Funds as provided above, Escrow Agent shall continue to hold the Escrowed Funds in escrow until the PCO is delivered to Buyer as required herein. If Buyer does not timely object to disbursement of the Escrowed Funds as provided above, the Escrowed Funds shall be automatically disbursed to Seller on the sixth (6th) Business Day after delivery of the PCO to Buyer as required herein;

(b)               in the event the PCO is not received by Buyer on or before the PCO Resolution Date, the Escrowed Funds shall automatically be disbursed by Escrow Agent to Buyer;

(c)                in the event of either (a) or (b) above, Seller shall be relieved of all further obligations set forth in this paragraph 25; and

(d)               the costs and fees charged by Escrow Agent in connection with such escrow shall be paid by Seller.

Prior to the PCO Resolution Date, Seller and its representatives shall, upon reasonable prior notice to Buyer, be granted access to the Property to perform work necessary to obtain the PCO, provided that Seller shall (i) exercise reasonable care at all times that Seller shall be present upon the Property, (ii) at Seller’s expense, observe and comply with all Applicable Laws and any reasonable conditions imposed by any insurance policy then in effect with respect to the Property and made known to Seller, (iii) not engage in any activities which would violate the provisions of any permit or license pertaining to the Property, (iv) not unreasonably disturb Tenant or interfere with its use of the Property pursuant to the Lease; (v) not interfere with the operation and maintenance of the Property; provided, however, that Buyer agrees that it will enforce the provisions of the Lease to require Tenant to allow Seller and its representatives to have access to the Property to perform the work required to obtain the PCO (but notwithstanding the foregoing, Buyer will not be required to bring any legal proceedings to enforce Tenant’s lease, including, without limitation, any action to terminate Tenant’s lease), (vi) repair any damage to the Property resulting from Seller’s activities at the Property, (vii) indemnify, defend and hold Buyer harmless from and against all claims, costs, liabilities demands and expenses, including, without limitation, reasonable attorney’s fees, court costs and other legal expenses, resulting from such work (including property damage or personal injuries suffered by any party on the Property at the request of Seller, Buyer or Tenant in connection with such work), other than to the extent that such claims, costs, liabilities demands and/or expenses arise in whole or in part from the gross negligence or willful misconduct of Buyer or its representatives, employees or agents. Upon Buyer’s request, Seller shall provide evidence of insurance coverage in an amount reasonably satisfactory to Buyer to cover Seller’s obligations under this paragraph. Buyer and Seller agree that the costs and fees charged by Escrow Agent in connection with such escrow shall be paid by Seller.

When Seller delivers the PCO to Buyer, delivery shall be made as provided at the end of this Contract, with a copy also to the below:

David Djaha, Esq.

Laurie C. Nelson, Esq.

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

26.                                 CONDITIONS TO BUYER’S OBLIGATION TO CLOSE.  Notwithstanding anything to the contrary contained herein, the obligation of Buyer to close title and pay the Purchase Price in accordance with this Contract is expressly conditioned upon the fulfillment by and as of the time of the Closing of each of the conditions listed below, provided that Buyer, at its election, evidenced by written notice delivered to Seller at or prior to the Closing, may waive all or any of such conditions:

(a)                Seller shall have executed and delivered or caused to be executed and delivered to Buyer all of the documents (including, without limitation, the Current Letter of Credit) and shall have taken or caused to be taken all of the other actions, required of Seller under this Contract;

(b)               the Title Company shall be willing to insure title to the Property pursuant to an ALTA 1992 Owner’s Policy of Title Insurance in the amount of the Purchase Price at regular rates and without additional premium (which shall not be deemed to include the cost of any endorsements to title requested by Buyer), subject only to the Permitted Exceptions (the “Title Policy”) (provided, however, if Title Company is not willing to insure and Seller is able to cause Commonwealth Land Title Insurance Company to provide the Title Policy, such condition shall be deemed satisfied);

(c)                Seller shall have delivered to Buyer the Estoppel Certificate complying in all material respects with Paragraph 14 (i) hereof; and

(d)               All representations and warranties made by Seller in this Contract shall be true and correct in all material respects as of the date hereof and the Closing Date.

27.                                 CONFIDENTIALITY; NO PRESS RELEASE OR STATEMENTS.

(e)                Neither party shall submit any press release or make any statement nor statements to the press regarding the transaction that is the subject of this Contract without the prior written consent of the other party hereto.  Notwithstanding the foregoing, Seller acknowledges that Buyer intends to include this transaction in their May 5, 2011 financial release and consents to the same.

(f)                  Subject to the provisions of subparagraph (a), the parties agree that the terms of this transaction and the various due diligence materials delivered to Buyer shall constitute confidential information (“Confidential Information”) and that neither party shall divulge or disclose for any purpose whatsoever such Confidential Information, except those of their employees, attorneys, accountants and other representatives or potential lenders and/or investors in connection with the closing of this Contract who are made aware of the restrictions of this paragraph. Notwithstanding anything to the contrary contained in this subparagraph, Confidential Information shall not include, and the obligations hereunder shall not apply to any information or materials that are or become generally available to the public other than as a result of a breach of this agreement by either party or are received from a third party without any restriction known to the recipient.  This provision shall survive Closing or other termination of this Contract for a period of one (1) year from the date hereof.

(g)     Anything in this paragraph to the contrary notwithstanding, Purchaser shall be entitled to disclose any of the foregoing information to the extent required by the U.S. Securities and Exchange Commission (“SEC”) or in connection with any SEC filings, or in connection with Purchaser’s investor relations program, as an example, a quarterly earnings release and supplemental disclosure.

(h)               The provisions of this paragraph 27 shall survive the Closing or termination of this Contract.

28.                                 BUSINESS DAYS.  As used in this Contract, the term “Business Day” shall mean any day that is not a Saturday, Sunday or any federal holiday for which financial institutions or post offices in New York, New York are generally closed for observance thereof.  If any time period or deadline hereunder is expressed in “days” and the day in question is not a

Business Day, then the time period shall be deemed extended to the Business Day following such day.

29.                                 GOVERNING LAW; VENUE.  The laws of the State of New York shall govern the validity, enforcement and interpretation of this Contract.  Any dispute or cause of action under this Contract shall be resolved in a court of competent subject matter jurisdiction in New York, New York.

30.                                 FURTHER ACTS.  In addition to the acts recited in this Contract to be performed by Seller and Buyer, Seller and Buyer agree to perform or cause to be performed at the Closing or after the Closing any and all such further acts as may be reasonably necessary to consummate the transactions contemplated hereby.

31.                                 WAIVER OF TRIAL BY JURY.  Buyer and Seller each hereby agree not to elect a trial by jury of any issue triable of right by jury, and waive any right to trial by jury fully to the extent that any such right shall now or hereafter exist with regard to this Contract or any claim, counterclaim or other action arising in connection therewith.  This waiver of right to trial by jury is given knowingly and voluntarily by Buyer and Seller and is intended to encompass individually each instance and each issue as to which the right to a trial by jury would otherwise accrue.  Seller or Buyer, as applicable, are each hereby authorized to file a copy of this paragraph in any proceeding as conclusive evidence of this waiver by the other party, as applicable.  The provisions of this paragraph shall survive the Closing or earlier termination of this Contract.

32.                                 NO WAIVER.  No waiver by either Buyer or Seller of any failure or refusal of the other party to comply with its obligations under this Contract shall be deemed a waiver of any other or subsequent failure or refusal to so comply by such party.

33.                                 COUNTERPART AND FACSIMILE EXECUTION.  This Contract may be executed in several counterparts, each of which shall be fully effective as an original and all of which together shall constitute one and the same instrument.  This Contract may be executed by facsimile or electronic signature, which shall be fully effective as an original.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, Seller and Buyer executed this Contract as of the date first above written.

BUYER		SELLER

GOVERNMENT PROPERTIES		305 BRG-IMICO LLC
INCOME TRUST

By:	/s/ David M. Blackman	By:	/s/ Gary Barnett
Name: David Blackman		Name: Gary Barnett
Title: President		Title: President

EIN Number: 26-4273474		EIN Number: 41-2141443

Notice Address:		Notice Address:
Two Newton Place		c/o Extell Development Company
255 Washington Street, Suite 300		Attn: Dov Hertz
Newton, MA 02458		805 Third Ave., 7th floor
Attention David Blackman		New York, NY 10022
Telephone: (617) 796-8168		Telephone: 212-712-6000
Fax:(617) 796-8267		Fax: 212-712-6100

With a copy to:		With a copy to:
Jennifer B. Clark, Esq.		Jennifer Schwartz, Esq.
Senior Vice President and General Counsel		Extell Development Company
REIT Management and Research LLC		805 Third Ave., 7th floor
Two Newton Place		New York, NY 10022
255 Washington Street, Suite 300		Telephone: 212-712-6111
Newton, MA 02458		Fax: 212-644-3545
Telephone: (617) 796-8183/4
Fax: (617) 928-1305

When Seller delivers the PCO to Buyer,
a copy shall also be delivered to the below:

David Djaha, Esq.
Laurie C. Nelson, Esq.
Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036

JOINDER BY ESCROW AGENT

Escrow Agent executes this Agreement below solely for the purpose of acknowledging that it agrees to be bound by the provisions of paragraphs 18 and 25.

ESCROW AGENT

STEWART TITLE INSURANCE COMPANY

By:	/s/ Harold S. Boxer
Name: Harold S. Boxer
Title: Vice President and Sr. Agency Counsel

The following exhibits and schedule to this agreement have been omitted. The Company agrees to furnish supplementally copies of any of the omitted exhibits and schedule to the Securities and Exchange Commission upon request.

EXHIBIT A

Legal Description

EXHIBIT B

Service Contracts

EXHIBIT C

Brokerage Agreement

EXHIBIT D

Litigation

EXHIBIT E

Non-Union Employee

EXHIBIT F

Form of Extell Guaranty

EXHIBIT G

Form of Deed

EXHIBIT H

Form of Bill of Sale

EXHIBIT I

Form of Assignment and Assumption of Lease and Security Deposit

EXHIBIT J

Form of General Assignment

EXHIBIT K

Form of Title Affidavits

EXHIBIT L

Form of Tenant Estoppel Certificate

EXHIBIT M

Form of FIRPTA Affidavit

SCHEDULE 6(e)

Permitted Exceptions